Exhibit 10.1

20xx - 20xx

LONG-TERM INCENTIVE CYCLE

PERFORMANCE-BASED GRANT

PURPOSE

Long-term incentive (“LTI”) compensation provides a method for linking the compensation of key executives to the long-term results of The Phoenix Companies, Inc. (the “Company”) and to the drivers of shareholder value.

Incentives provided under this program for this cycle are designed to deliver cash-based awards to participants provided certain performance objectives are met.

BASIC PLAN CONCEPTS

Eligibility

Eligibility is limited to (1) key executives in a position to substantially influence the long-term direction and success of the Company and (2) other employees, in each case determined at the discretion of the Chief Executive Officer of the Company (the “CEO”), the Board of Directors (the “Board”), or the Compensation Committee of the Board of Directors (the “Committee”).

Target Incentive Awards

Participants in the 20xx-20xx incentive cycle are provided a target cash grant based on individual target award levels, specified as a percentage of salary. Final awards, if any, are determined at the end of the [x]-year period ending [month day, 20xx] (the “Performance Cycle”) subject to the achievement of specified performance objectives and subject to additional service vesting requirements.

Performance Criteria

For the 20xx-20xx Performance Cycle, the threshold, target, and maximum performance criteria and corresponding payout levels are set forth below:

	Threshold		Target		Maximum
Goal # 1	[	]	[	]	[	]
Goal # 2	[	]	[	]	[	]
% of Target Award Paid	[	]%	[	]%	[	]%

If any of the specified performance objectives are met at any payout level, the corresponding cash award is then subject to the following vesting schedule.

Vesting Date(s):	% on [Date]
% on [Date]
% on [Date]

Vesting

Subject to the terms and conditions of this award, including satisfaction of the relevant performance criteria, your cash award will vest on the conclusion of each vesting period ending on the vesting date(s) indicated above, provided that you remain employed by the Company until each respective vesting date(s).

Determination of Final Award

The final cash award determination will be made in the first quarter following the end of the Performance Cycle based on actual performance results. Award results must be approved by the CEO, the Board, or the Committee, as required, including any reduction to awards if circumstances warrant (e.g. initial targets are deemed too low or events not core to the business create a favorable result). Additionally, at the discretion of the Committee, a top performer pool may be established at 25% of target if threshold performance criteria are not met.

Payment of Awards and Retention Requirements

The final cash award, if any, will be paid as soon as practicable following the respective vesting date(s) based on the Company’s payroll schedule and processes. Receipt of the cash award is taxable as ordinary income in the year received.

Deferring Awards

The Company may provide you with an opportunity to defer some or all of your award. You will be notified of any such opportunity with respect to your award.

Termination of Employment Prior to Vesting

If you terminate employment with the Company due to death, Disability or Approved Retirement (as these terms are defined under The Phoenix Companies, Inc. 2003 Restricted Stock, Restricted Stock Unit and Long-Term Incentive Plan) prior to the final vesting of your award, including during the Performance Cycle, or if you terminate employment with the Company due to an involuntary termination that qualifies for severance payments after the Performance Cycle but prior to the vesting of your award, your final award will be determined by prorating the percentage of the target earned, if any, according to the number of months that you were actively at work during the [x]-year period ending 20xx. You will receive full credit for your last month even if you only worked part of that month. Any cash awarded to such participants will be determined at the same time as those for active employees participating in this incentive, and such award will be paid as soon as practicable after such termination event, subject to, if applicable, any payment delays required by Section 409A of the Internal Revenue Code. In the event of your death, any cash award that would have been payable shall be paid to your beneficiary pursuant to the terms of the Plan as soon as practical following the determination of results.

Except as provided above, the termination of employment prior to the vesting of your award will result in the immediate forfeiture of your incentive award under this program.

Change of Control

If you have a change-in-control agreement with the Company, in the event of a Change in Control (as defined under such agreement) during or following the Performance Cycle but prior to the final vesting of your award, you will receive a pro-rated award, determined as if target performance results were achieved, based on the number of months that you were actively at work during the [x]-year period ending 20xx.

Impact on Benefits

Long-term incentive payments made under the Plan will not be used for determining pay-related benefits under either qualified or nonqualified benefit plans maintained by the Company.

Administration

The Committee is responsible for the administration of this incentive. Subject to the terms of the award, the Committee is authorized to interpret, prescribe, amend and rescind rules relating to the award, and to make all other determinations necessary to carry out the terms of the award, including, but not limited to (1) determination of any eligibility rules or conditions that may be required to be satisfied, and (2) any determinations, amendments, or rules the Committee deems necessary or desirable to comply with the requirements of Section 409A of the Internal Revenue Code and the regulations and pronouncements thereunder, including any exemptions thereunder, regardless of whether any such amendment would cause a reduction, delay, or cessation of an award accrued prior to the adoption of such amendment.